Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made as of May 2, 2012 (the “Effective Date”) by and between Jeanene Morgan ("Employee”) and Genius Brands International, Inc. , a Nevada corporation (“Employer or “Company”), located at 5820 Oberlin Drive, Suite 203, San Diego, California  92121.

WITNESSETH:

WHEREAS, Employer would like to engage the services of Employee for Employee’s  skills as Chief Financial Officer and related services as requested by Employer on a full-time basis, and Employee would like to be so engaged;

WHEREAS, Employer and Employee have agreed on terms for such services and compensation; and

WHEREAS, Employer and Employee wish to enter into a formal written agreement to document such relationship in order to set forth (a) Employee’s services and compensation, (b) the terms of Employee’s employment, including the "at-will" nature thereof, (c) Employer’s exclusive ownership of all proprietary information relating to Employer, (d) certain confidentiality matters, and (e) the manner in which proprietary information produced or acquired by Employee during such relationship shall be handled and made the sole property of Employer;

NOW, THEREFORE, in consideration of the foregoing and in exchange for the promises and other good consideration set forth below, Employee and Employer agree as follows:

1.           Services; Title.  Employee shall operate as part of Employer’s management team, and provide such management and planning responsibilities and other services as Employer shall reasonably request to be performed (together, the "Services") on a full-time basis and shall devote substantially all of Employee's work efforts to the business and operations of Employer. Employee's title, subject to change by Company at any time, shall be "Chief Financial Officer".

2.           Compensation, Benefits and Reviews.  Subject to all the other terms of this Agreement, in connection with Employee's performance of the Services, Employer shall:

(a)           pay Employee's salary by check in equal installments in accordance with Employer's regular salary payment schedule, which shall be paid at the rate (before deductions for advances and deductions made at Employee's request, if any, and for deductions required by federal, state and local law) of $165,000 per year from January 1, 2012 through December 31, 2012, then $190,000 per year from January 1, 2013 through December 31, 2013, then $215,000 per year from January 1, 2014 through December 31, 2014.  Employee’s salary for the remaining term of this Agreement shall be set by the Board of Directors, but shall not increase less than five percent (5%) per annum.

(b)           at the sole option of the Board of Directors of Company, pay Employee a year-end performance bonus in the form of cash, options to purchase shares, or shares of the Company’s Common Stock, but in no event shall the bonus be less than two percent (2.0%) of EBITDA of the Company (earnings before interest, depreciation, taxes and amortization), as long as that figure is positive, up to 100% of the base salary for the annual period for which the bonus is earned.  The bonus amount may be increased at the discretion of the Board of Directors.  Such bonuses are payable within ninety (90) days of issuance of audited financial statements of the Company.

(c)           grant an option to Employee in the form of Annex B hereto (the “Options”) to purchase, in addition to all other grants previously issued,  200,000 shares of Genius Brands International, Inc. Common Stock, the terms (including, without limitation, the option price and the time of vesting of the shares issuable pursuant thereto) of which Options shall be governed by the face thereof subject to availability and provisions of Employer’s 2008 Stock Option Plan in effect or as amended, a copy of which is attached hereto as Annex C.  Such options have been granted or shall be granted on the Effective date and vest on Dec. 31, 2014.  The purchase price of the stock options granted under this paragraph shall be the greater of $0.44 per share or one hundred ten percent (110%) of the average trading price of shares of the Company for the previous five (5) trading days before the date of grant.  Any stock options granted shall be exercisable for five (5) years from date of grant, and shall be treated as Qualified Stock Options (ISO) as such term is defined in section 422 of the Internal Revenue Code when allowed by law.  Options granted but not exercised or expired upon termination shall have an expiration as determined by the Stock Option Grant Notice, unless Employee is terminated for Cause, in which case they may be exercised in accordance with Employer’s then existing stock option plan, which currently calls for exercise within ninety (90) days of termination.  In the event of a Change of Control that results in the termination of Employee’s employment prior to the Expiration Date, the vesting of the Options shall accelerate and vest in full. A Change of Control means the sale of all or substantially all of the Company’s assets, a merger or consolidation resulting in securities representing 50% of the combined voting power of the outstanding common stock being transferred to persons who are different from the holders immediately preceding the transaction, the acquisition (directly or indirectly) of 50% of the total combined voting power of the common stock pursuant to a tender or exchange offer, or a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(d)           grant Employee the option to participate in all of the benefit plans offered by Employer to its Employees generally, including without limitation, insurance plans, 401(k) and other savings plans, Section 125 (cafeteria) and similar pre-tax expense plans, etc., in existence or established during the term.

(e)           grant Employee private health care insurance for Employee and Employee’s dependents, either a cellular telephone or a cellular telephone reimbursement, computer laptop or similar devices, and such other benefits as Employer shall determine to provide to any of its most senior executives from time to time.

(f)           reimburse Employee for all reasonable travel, meals, lodging, communications, entertainment and other business expenses incurred by Employee in connection with Employee’s performance under this Agreement subject to the Company’s Expense Reimbursement policy.  Company shall indemnify Employee for all lawful acts committed in course and scope of employment to fullest extent allowed by law.

(g)           grant Employee four (4) weeks' vacation with pay for each twelve-month period, taken at times agreed with Employer, plus holidays observed by Company.   Unused vacation time shall accrue in accordance with Company policy, as may be amended from time to time, but in no event shall accrued vacation exceed six (6) weeks.

3.           Term and Termination. The term of this Agreement extends to  December 31, 2016 (the “Expiration Date”), unless earlier terminated by Employer in Employer's sole discretion subject to a Super Majority vote of the Board of Directors.   For purposes of this agreement, a “Super Majority” shall be defined as at least seventy percent (70%) of the total number of members of the Board of Directors as then constituted.  The term of this Agreement may be terminated “at will” by Employer at any time and for any reason or for no reason. In the event Employee shall be terminated by Employer without “Cause” (as defined below) Employer shall provide Employee with the compensation required by clauses (a) and (b) of Paragraph 2 of this Agreement as of the termination date for an twelve (12) month period (the “Severance Period”) following the date of such termination plus all accrued but unpaid salary and vacation time to the date of termination, with the salary portion of all such compensation payable at regular payroll intervals (less deductions required by law), provided, however, that the Severance Period shall not be extended beyond the Expiration Date.  IT IS EXPRESSLY UNDERSTOOD AND AGREED that Employee need not mitigate damages during the Severance Period, but also that payment during the Severance period is expressly conditioned on a)Employee signing a release of all claims subject to the provisions of this Agreement, and  b) Employee not competing with Company in children’s entertainment during the Severance Period, or soliciting, directly or indirectly, any Company employees to work elsewhere, or disparaging Company during the Severance Period, and if Employee does so, any and all obligation by Company to make Severance payments shall cease and become void. Further, upon termination of Employee without cause, any stock options scheduled to be granted or not yet vested shall immediately be granted and vested. Further, any bonus which would have been earned on the date of termination or within ninety (90) days after termination (earned for the purpose of this paragraph is either the end of the calendar year or payable date, whichever provides Employee with greater benefit) would be deemed earned and payable upon the same payment schedule as provided in paragraph 2(b). Upon termination of Employee's employment with Employer for Cause, Employer shall be under no further obligation to Employee for salary or other compensation except to pay all accrued but unpaid salary and accrued vacation time to the date of termination thereof and to continue Employee’s benefits under paragraph 2 for a period of thirty (30) days. For purposes of this Agreement, “Cause” shall mean (i) conviction of a felony, or a misdemeanor where imprisonment is imposed, or (ii) Employee’s entering into any arrangement with or providing of any services to any company, business or person that produces or markets children’s or infant’s entertainment other than Pacific Entertainment Corporation and its controlled or controlling affiliates and successors, (iii) any act of fraud, embezzlement, or breach of fiduciary duty or duty of good faith to Employer, (iv) gross dereliction of duties, but only after written notice and a thirty (30) day chance to cure, unless such a cure period would be fruitless, (v) death or complete disability in excess of one hundred twenty (120) days causing an inability to perform duties, in accordance with law. Termination by Employee for Good Reason creates the same rights to Employee as if Employer terminated Employee without Cause.  Termination by Employee for Good Reason is defined as a breach of this contract by Company, a substantial reduction in duties, responsibilities or authority, or being made to change location of work by more than thirty (30) miles, however Employee must give written notice and Company shall have thirty (30) days to cure.  “Cause” shall not be triggered by a Change of Control.  The Parties shall work together in good faith to alter the date of any payment to avoid any penalties under Section 409A of the Internal Revenue Code.
4.           Confidentiality of Terms; Termination Certificate.  Employee covenants and agrees that, other than acknowledging the existence of an Employee relationship between Employer and Employee and as otherwise required by law, Employee shall not at any time divulge, directly or indirectly, any of the terms of this Agreement to any person or entity other than Employee's legal counsel. Upon the termination of Employee's engagement under this Agreement for any reason whatsoever, Employee agrees to sign, date and deliver to Employer a "Termination Certificate" in the form of Annex A and to deliver and take all other action necessary to transfer promptly to Employer all records, materials, equipment, drawings, documents and data of any nature pertaining to any invention, trade secret or confidential information of Employer or to Employee's engagement, and Employee will not take with Employee any description containing or pertaining to any confidential information, knowledge or data of Employer that Employee may produce or obtain during the course of Employee's engagement under this Agreement. This Paragraph 4 shall survive indefinitely any termination of this Agreement or Employee's engagement, and shall be read in addition to, and shall not reduce the restrictions of this Agreement on Employee or limit Employer's rights in any way with respect to, any other Confidentiality or Trade Secrets agreement between Employee and Employer.

5.           Nondisclosure. Employee agrees to keep confidential and not to disclose or make any use of (except for the benefit of Employer), at any time, either during or after Employee’s engagement under this Agreement, any trade secrets, confidential information, knowledge, data or other information of Employer relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matters pertaining to any business or future business of Employer or any of its clients, customers, Employees, licensees or affiliates, which Employee may produce, obtain or otherwise acquire or become aware of during the course of Employee’s engagement under this Agreement. Employee further agrees not to deliver, reproduce or in any way allow any such trade secrets, confidential information, knowledge, data or other information, or any documentation relating thereto, to be delivered or used by any third party without specific direction or consent of a duly authorized officer of Employer. This Paragraph 5 shall survive indefinitely any termination of this Agreement or Employee's engagement and shall be read in addition to, and shall not reduce the restrictions of this Agreement on Employee or limit Employer's rights in any way with respect to, any other Confidentiality or Trade Secrets agreement between Employee and Employer.
6.              Work for Hire; Ownership of Intellectual Property. Employee understands and agrees that all of Employee’s work and the results thereof in connection with the Employer and the Services, whether made solely by Employee or jointly with others, during the period of Employee's association with Employer, that relate in any manner to the actual or anticipated business, work, activities, research or development of Employer or its affiliates, or that result from or are suggested by any task assigned to Employee or any activity performed by Employee on behalf of Employer, shall be the sole property of the Employer, and, to the extent necessary to ensure that all such property shall belong solely to the Employer, Employee by Employee’s execution of this Agreement transfers to the Employer any and all right and interest Employee may possess in such intellectual property and other assets created in connection with Employee’s employment by Employer and that may be acquired by Employee during the term of this Agreement from any source that relate, directly or indirectly, to Employer's business and future business, in each case without restriction of any kind.  Employee also agrees to take any and all actions requested by Employer to preserve Employer's rights with respect to any of the foregoing. This Paragraph 6 shall survive indefinitely any termination of this Agreement or Employee's engagement and shall be read in addition to, and shall not reduce the restrictions of this Agreement on Employee or limit Employer's rights in any way with respect to, any other agreement between Employee and Employer.

7.              Exception to assignment.  I understand that the provisions of Paragraph 5 requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 .  I will advise the Company promptly in writing of any inventions that I believe meet the criteria in Labor Code Section 2870, which provides:

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)           Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or
(2)           Result from any work performed by the employee for the employer.
(b)          To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

8.           No Partnership; Not Assignable by Employee. This Agreement is between Employee, as such, and Employer, as at-will employer, and shall not form or be deemed to form a partnership or joint venture. Employer’s rights, benefits, duties and obligations under this Agreement shall inure to its successors and assigns. Employee's rights, obligations and duties under this Agreement are personal to Employee and may not be assigned.

9.           Trade Secrets of Others: Employee represents that Employee’s performance of all the terms of this Agreement and as the Employer’s Employee does not and will not breach any agreement to keep in confidence any proprietary information, knowledge or data acquired by Employee in confidence or in trust before Employee’s engagement under this Agreement, and Employee will not disclose to Employer or induce Employer to use any confidential or proprietary information or material belonging to any other person or entity. Employee agrees not to enter into any agreement, either written or oral, in conflict with this Paragraph 8.

10.           Employee's Representations and Warranties. Employee represents, warrants, covenants, understands and agrees that: (i) Employee is free to enter into this Agreement; (ii) Employee is not obligated or a party to any engagement, commitment or agreement with any person or entity that will, does or could conflict with or interfere with Employee's full and faithful performance of this Agreement, nor does Employee have any commitment, engagement or agreement of any kind requiring Employee to render services or preventing or restricting Employee from rendering services or respecting the disposition of any rights or assets that Employee has or may hereafter acquire or create in connection with the Services and the results thereof; (iii) other than as required by law, Employee shall not at any time divulge, directly or indirectly, any of the terms of this Agreement to any person or entity other than Employee’s legal counsel; (iv) Employee shall not use any material or content of any kind in connection with Employer's products, software or website that is copyrighted or owned or licensed by a party other than Employer or that would or could infringe the rights of any other party; (v) Employee shall not use in the course of Employee’s performance under this Agreement, and shall not disclose to Employer, any confidential information belonging, in part or in whole, to any third party; (vi) EMPLOYEE UNDERSTANDS ALL OF THE TERMS OF THIS “AT WILL” EMPLOYMENT AGREEMENT, AND HAS REVIEWED THIS AGREEMENT FULLY AND IN DETAIL BEFORE AGREEING TO EACH AND ALL OF THE PROVISIONS; and (vii) no statement, representation, promise, or inducement has been made to Employee, in connection with the terms or execution of this Agreement, except as  expressly set forth in this Agreement.
11.           Governing Law; Arbitration.  This Agreement shall be subject to and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed fully therein and without giving effect to conflicts of laws principles thereof. In the event of any dispute in connection with the Services or this Agreement that cannot be resolved privately between the parties, resolution of such dispute shall be through binding arbitration before a single arbitrator conducted in the County of San Diego, California under the simple employment rules of the Judicial Arbitration and Mediation Service (JAMS) then in effect that are not contrary to  California law.  Nothing contained in this paragraph 10 shall limit either party’s right to seek temporary restraining orders or injunctive or other equitable relief in court in connection with this Agreement. EMPLOYEE UNDERSTANDS THAT BY AGREEING TO ARBITRATION IN THE EVENT OF A DISPUTE BETWEEN EMPLOYER AND EMPLOYEE, EMPLOYEE IS EXPRESSLY WAIVING EMPLOYEE'S RIGHT TO REQUEST A TRIAL BY JURY IN A COURT OF LAW.  The prevailing party in any arbitration shall be entitled to reasonable attorneys fees and costs, but only if the party initiating arbitration first sought in good faith to mediate the dispute with the other party.

12.           Entire Agreement; Modification; Waiver; Construction Generally. This Agreement constitutes the entire agreement between Employer and Employee relating to its subject matter, and, other than as expressly set forth in the last sentence of each of Paragraphs 5 and 6 solely for the benefit of Employer, supersedes all previous agreements, if any, whether oral, written or unwritten. Other than the agreements expressly contemplated by this Agreement, there is no separate agreement, contract or understanding, express or implied, of any kind or with respect to any subject matter between Employer and Employee, and none shall be deemed to exist under any circumstances. No provision of this Agreement shall be construed strictly against any party, including, without limitation, the drafter. Neither this Agreement nor any provision may be amended, waived or modified in any way other than by a writing executed by the party against whom such amendment, waiver or modification would be enforced. No failure to exercise, and no delay in exercising and no course of dealing with respect to any right shall operate as a waiver. Nor shall a waiver by any party of a breach of any provision be deemed a waiver of any subsequent breach. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies. The headings or titles of the several paragraphs of this Agreement are inserted solely for convenience and are not a part of, nor shall they be used or referred to in the construction of, any provision of this Agreement. Words in the singular number shall include the plural, and vice versa. Whenever examples are used in this Agreement with the words “including,” “for example,” “any,” “e.g.,” “such as,” “etc.” or any derivation thereof, such examples are intended to be illustrative and not in limitation. All references to the masculine, feminine or neuter genders shall mean and include all genders.

IN WITNESS WHEREOF, each of the undersigned has set forth Employee’s, Employer’s or its signature as of the date first set forth above.

EMPLOYER: Genius Brands International, Inc., a Nevada corporation

By:	/s/ Mike Meader
Mike Meader, President

EMPLOYEE:

By:	/s/ Jeanene Morgan
Jeanene Morgan